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                                   EXHIBIT 11
                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                                         Year ended December 31,
                                                           ------------------------------------
(in millions)                                                1995           1994           1993
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
PRIMARY EARNINGS PER COMMON SHARE
  Net income                                               $1,032         $  841         $  612
  Less preferred dividends                                     42             43             50
                                                           ------         ------         ------
    Net income for calculating primary
      earnings per common share                            $  990         $  798         $  562
                                                           ------         ------         ------
                                                           ------         ------         ------

  Average common shares outstanding                          48.6           53.9           55.6
                                                           ------         ------         ------
                                                           ------         ------         ------

PRIMARY EARNINGS PER COMMON SHARE                          $20.37         $14.78         $10.10
                                                           ------         ------         ------
                                                           ------         ------         ------

FULLY DILUTED EARNINGS PER COMMON SHARE (1)
  Net income                                               $1,032         $  841         $  612
  Less preferred dividends                                     42             43             50
                                                           ------         ------         ------
    Net income for calculating fully
      diluted earnings per common share                    $  990         $  798         $  562
                                                           ------         ------         ------
                                                           ------         ------         ------

  Average common shares outstanding                          48.6           53.9           55.6
  Add exercise of options, warrants and
    share rights, reduced by the number
    of shares that could have been
    purchased with the proceeds from
    such exercise                                             1.2            1.4            1.2
                                                           ------         ------         ------
  Average common shares outstanding, as adjusted             49.8           55.3           56.8
                                                           ------         ------         ------
                                                           ------         ------         ------

FULLY DILUTED EARNINGS PER COMMON SHARE                    $19.90         $14.42         $ 9.88
                                                           ------         ------         ------
                                                           ------         ------         ------

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(1)  This presentation is submitted in accordance with Item 601(b)(11) of
     Regulation S-K. This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.